EXHIBIT 99

EMC Insurance Group Inc. Declares
Quarterly Cash Dividend and Announces a
Presentation by Management at the 18th Annual
NYSSA Insurance Conference

DES MOINES, Iowa (March 3, 2014) -EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today declared a quarterly cash dividend of $0.23 per share of common stock payable March 21, 2014 to shareholders of record as of March 14, 2014. The Company has declared a quarterly dividend since it became a publicly held company in February 1982.

Management Presentation:
Additionally, on Tuesday, March 18, 2014, Mr. Kevin Hovick, Executive Vice President and Chief Operating Officer, and Mr. Mark E. Reese, Senior Vice President and Chief Financial Officer, will present at the 18th Annual New York Society of Security Analysts (NYSSA) Insurance Conference in New York. The presentation will occur at 1:40 p.m. Eastern time at the offices of the NYSSA, 1540 Broadway, New York, NY. Interested persons may access the presentation slides on the Company’s IR website at http://www.emcins.com/ir/Presentations.aspx on the day of the presentation. A live webcast of the event will not be available to the general public.

On February 20, 2014, the Company provided 2014 operating income guidance of $3.00 to $3.25 per share. It is management’s intention to reaffirm its 2014 operating income guidance.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.